Filed pursuant to Rule 424(b)(3)
Registration No. 333-290665

Bank of America Corporation

Senior Medium-Term Notes, Series P

When Bank of America Corporation (“Bank of America”) initially offered to sell you certain of its Senior Medium-Term Notes, Series P (the “notes”), Bank of America prepared a preliminary pricing supplement (each, a “preliminary pricing supplement”), which supplements and forms a part of the offering document(s) relating to such notes referenced therein.

This prospectus addendum supplements and amends the preliminary pricing supplement(s) relating to the notes you have been offered, each of which references a prospectus (the “Original Prospectus”) and a prospectus supplement (the “Original Prospectus Supplement”), each dated December 30, 2022. Bank of America has filed a new registration statement on Form S-3 with the U.S. Securities and Exchange Commission, which became effective on December 8, 2025 and, in connection therewith, Bank of America has filed a new prospectus (the “Replacement Prospectus”) and prospectus supplement (the “Replacement Prospectus Supplement”), each dated December 8, 2025. As a result, you should read this prospectus addendum and the preliminary pricing supplement(s) relating to the notes you have been offered together with the Replacement Prospectus and the Replacement Prospectus Supplement.

With respect to each preliminary pricing supplement dated prior to the date of this prospectus addendum relating to an offering having a pricing date on or after the date of this prospectus addendum:

•

all references in such preliminary pricing supplement to the Original Prospectus (or to any section of the Original Prospectus) are deemed to refer instead to the Replacement Prospectus (or to the corresponding section of the Replacement Prospectus), which may be accessed via the following link: https://www.sec.gov/Archives/edgar/data/70858/000119312525310914/d51237d424b3.htm; and

•

all references to the Original Prospectus Supplement (or to any section of the Original Prospectus Supplement) are deemed to refer instead to the Replacement Prospectus Supplement (or to the corresponding section of the Replacement Prospectus  Supplement), which may be accessed via the following link: https://www.sec.gov/Archives/edgar/data/70858/000119312525310919/d50182d424b3.htm.

Investing in the notes involves risks. See “Risk Factors” beginning on page 7 of the Replacement Prospectus, “Risk Factors” beginning on page S-7 of the Replacement Prospectus Supplement and “Risk Factors” (or any similarly titled section) in the applicable preliminary pricing supplement, as well as applicable risk factors incorporated by reference in the Replacement Prospectus from time to time, for a discussion of certain risks that should be considered in connection with an investment in the notes.

The notes are not savings accounts, deposits or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and may involve investment risks.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the notes nor passed upon the adequacy or accuracy of this prospectus addendum, the Replacement Prospectus, the Replacement Prospectus Supplement or any preliminary pricing supplement. Any representation to the contrary is a criminal offense.

BofA Securities

Prospectus Addendum to preliminary pricing supplements described above,

Prospectus dated December 8, 2025 and Prospectus Supplement dated December 8, 2025

December 8, 2025